Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) by and between Envision Healthcare Corporation (the “Company” or “Envision”) and Thomas F. Bongiorno (the “Executive”) is made and entered into this 26th day of October 2015, effective as of the date set forth below.

RECITALS

Executive desires to be employed by the Company in a confidential relationship during which Executive will have access to and become familiar with information as to the specific manner of doing business, strategic plans for future business and identity of customers and potential customers of the Company and its subsidiaries, affiliates and managed entities, all of which is established and maintained at great expense to the Company and constitutes trade secrets and valuable goodwill of the Company; and

Executive recognizes that the Company and its subsidiaries and managed entities depend upon this confidential information and trade secrets, including, without limitation, confidential techniques, methods and data; and

The Company and its subsidiaries and managed entities will sustain great loss and damage if Executive should violate the provisions of this Agreement, particularly with respect to confidential information and restrictions on competition.  Monetary damages for such losses would be extremely difficult to measure.

NOW THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, effective as of the time of the effective date, it is hereby agreed as follows:

1.                                      Employment.

A.                                    The Company shall employ the Senior Vice President and Chief Accounting Officer and the Executive shall serve in such capacity, performing such duties as are consistent with his position, along with such other duties and responsibilities reasonably assigned to the Executive by the Company for employees of equivalent position. The Executive shall devote his best efforts and substantially all of his business time to the performance of his duties under this Agreement and shall perform them faithfully, diligently, competently and in a manner consistent with the policies of the Company as determined from time to time by the Company.

B.                                    The Executive shall report to the CFO/COO of Envision Healthcare Corporation (“Envision”) on all matters pertaining to his duties under this Agreement.

C.                                    The Executive shall not engage in other business activities outside the scope of this Agreement if such activities would detract from or interfere with the fulfillment of his responsibilities or duties under this Agreement.

D.                                    The Executive shall not serve as an officer or director (or the equivalent position) of any entity other than Company or its affiliated entities, and shall not receive fees or other remuneration for work performed either within or outside the scope of his or her employment without the prior written consent of the CFO/COO of Envision.

2.                                      Term of Employment. This Agreement shall commence on October 26, 2015 (the “Effective Date”), shall continue for a period of one (1) year, and shall automatically renew for additional one (1) year periods thereafter, unless either party provides the other with notice of termination pursuant to paragraph 7 of this Agreement.

3.                                      Compensation.

A.                                    As full compensation for all services rendered by the Executive pursuant to this Agreement, the Company shall pay to the Executive the sum of Three Hundred Twenty-Five Thousand Dollars ($325,000.00) annually (“Base Salary”), less all applicable withholdings.  The Base Salary shall be payable in twenty-six (26) equal installments of approximately Twelve Thousand Five Hundred Dollars ($12,500.00), on a bi-monthly basis or in accordance with such other payroll practice as may be in place from time, and shall be reviewed by the CFO/COO of Envision annually during the Company’s normal review period.

B.                                    Executive shall also be eligible to participate in the Company’s performance bonus plan, the Management and Exempt Incentive Plan (“Incentive Plan”), with a target bonus of 50% of Executive’s Base Salary for a full year of employment.  The Executive’s right to receive any bonus under the Incentive Plan shall be determined based upon the terms of the Incentive Plan and Executive’s achievement of performance targets established by the CFO/COO of Envision, such achievement determined at Envision’s sole discretion in accordance with the provisions of the Incentive Plan approved by the Board of Directors (the “Board”) of Envision Healthcare Holdings, Inc. (“EVH”).  Executive’s Incentive Plan bonus shall be paid in accordance with the terms and conditions of the Incentive Plan, which may be modified, suspended, or terminated at any time at the sole discretion of the CFO/COO of Envision but in no event shall the bonus, if any, be paid later than March 15 following completion of the applicable fiscal year, provided that Executive must be employed by Company on the date payment is to be made in order to be eligible for such payment.

4.                                      Fringe Benefits; Expenses.

A.                                    The Executive shall be entitled to participate in all health and related employee benefit plans applicable to the Company, on a basis consistent with the terms of such plans as offered to Company executives generally, to the extent he is eligible under the terms of such plans.

B.                                    The Executive shall be entitled to vacation time in accordance with the Company’s established vacation policies, to be taken at times selected by him, with the prior concurrence of the CFO/COO of Envision.

5.                                      Disability or Death.

A.                                    If, as the result of any physical or mental disability, the Executive shall have failed or is unable to perform his duties for a period of one hundred eighty (180) consecutive days, as determined by the Company, the Company may terminate this Agreement as of the date of its issuance of written notice without any further payment or the furnishing of any benefit by the Company under this Agreement, unless otherwise required by applicable law.  During the period of disability, and prior to notification of termination by the Company as set forth in this paragraph, Executive shall be entitled to receive his base salary and a pro rata portion of his annual performance bonus, to the extent he is eligible, offset by such amounts paid to Executive under any disability insurance policies maintained by the Company.

B.                                    The term of the Executive’s employment under this Agreement shall terminate upon his death without any further payment or the furnishing of any benefit by the Company under this Agreement other than accrued and unpaid base salary and commissions and expenses and benefits which have accrued pursuant to any plan or by law.

6.                                      Restrictive Covenants; Confidentiality; Inventions.

A.                                    Executive’s Restrictive Covenant.  Executive hereby recognizes and acknowledges that Company will incur substantial costs in providing the equipment, support services, personnel, management, administration, and other items and services that are necessary to assist Executive in his performance of the services which are the subject matter of this Agreement and that in the process of providing services under this Agreement, Executive will be provided Confidential Information (as defined below).  Executive further agrees and acknowledges that the Covenant Not to Compete described hereunder is necessary for the protection of Company and that Company would not have entered into this Agreement without the Covenant Not to Compete.  Solely for purposes of this Section 6 (unless otherwise specified in this Agreement), the term “Company” shall, in addition to Evolution, also include EVH, and the Company’s and EVH’s subsidiaries, affiliates, parent companies and companies under management agreements with any of them.

B.                                    Covenant Not to Compete.  In consideration of the provision of such Confidential Information, Executive covenants and agrees that during the Term of this Agreement and for 18 months thereafter, Executive will not directly or indirectly:

i.                                          Interference.  Either on his own account or for any other person, solicit, induce, attempt to induce, interfere with, or endeavor to cause any: (a) customer of Company to modify, amend, terminate, or otherwise alter any agreement with Company; or (b) employee or independent contractor engaged by Company to terminate employment or any other agreement or arrangement with Company. The prohibition on interference shall apply regardless of the defined Restriction Period.

ii.                                       Customers.  Enter into any agreement or relationship to provide executive or similar administrative services with any hospital currently under contract with Company, or any other customer to which Company has presented a formal proposal to provide services during the Term of this Agreement, without Company’s prior written consent.

iii.                                    Ownership or Affiliation with Competitors.  Own, manage, operate, maintain, engage in, serve as an advisor, employee or consultant for, control, or otherwise participate in or be involved as a shareholder, member, partner, guarantor, or other holder of a financial interest in, or have any other interest in, or enter into a services or management agreement or relationship with, any person or entity providing medical transportation services, post-acute care medical services, or physician practice management services as related to hospital based physician services with any governmental authority, entity, provider, or hospital with which Executive has come into contact while an employee of the Company, during any period of time that Executive is receiving compensation from Company either by salary or severance.  The restriction contained in this section shall not apply to ownership as a passive investor of less than a one percent (1%) interest in the outstanding equity securities of any publicly held corporation listed on a national securities exchange or association.

iv.                                   Advancement of Competitor’s Interest.  During the Term of this Agreement, make any statement or perform any act intended to advance an interest of any existing or prospective competitor of Company or encourage any other person or entity to make any such statement or to perform any such act.

v.                                      Solicitations for Competition.  Make any statement or perform any act intended to cause any existing or potential client of Company to use the services or purchase the products of any competitor, or otherwise to solicit, divert, take away or interfere with any of the accounts, trade, business patronage, employees or contractual arrangements of Company during any period of time that Executive is receiving compensation from Company either by salary or severance.  In the event that Executive is no longer receiving any compensation from Company, this restriction shall no longer apply, subject to the restrictions set forth in Sections 6(B)(i) and 6(B)(ii).

vi.                                   Extension of Non-Compete Period.  In the event that Executive violates the Covenant Not to Compete, then notwithstanding any provision herein to the contrary the Non-Compete Period shall be extended day for day for the time period that Executive is in violation of the Covenant Not to Compete.

vii.                                No Conflict.  Notwithstanding anything herein, this Section 6 shall not be deemed to be in conflict with any similar or corresponding provision and each one shall be valid and enforceable independent of the other.

C.                                    Reformation.   If a court of competent jurisdiction determines that this Section 6 is partially or wholly inoperative, invalid or unenforceable in a particular case because of its duration, geographical scope, restricted activity or any other parameter, such court shall reform such duration, geographical scope, restricted activity or other parameter with respect to such case to permit enforcement of such reformed Section 6 to the greatest extent allowable.

D.                                    Ancillary Agreement.  This Section 6 shall be construed as an agreement ancillary to the other provisions of this Agreement and the existence of any claim or cause of action of Executive against Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of this Section 6.  Any breach or violation of this Section 6 shall entitle Company to an injunction restraining any further or continued breach or violation without posting a bond.  Such right to an injunction shall be in addition to and cumulative of (and not in lieu of) any other remedies to which Company is entitled because of such breach or violation.

E.                                     Confidentiality.           The Executive will not disclose any Confidential Information (as defined below) of the Company without the Company’s express written authorization, such Confidential Information will not be used in any way directly or indirectly detrimental to the Company, and the Executive will keep such Confidential Information confidential.  If the Executive is requested or required by legal process to disclose or produce any Confidential Information furnished in the course of his employment with the Company, the Executive will consult and cooperate with the Company as to the advisability of the Company taking legally available action to resist or narrow such request.  For the purposes of this Section 6, the term “Confidential Information” shall mean any knowledge or business information of Company (whether written or oral), including all business management or economic studies, patient lists, customer lists, employee lists, proprietary forms, proprietary business or management methods, data, techniques, fee schedules, or trade secrets of the Company whether or not such Confidential Information is disclosed or otherwise made available to the Executive.  Confidential Information shall also include the terms and provisions of this Agreement and any transaction or document otherwise executed by the parties to this Agreement.  The terms and provisions of this Section shall survive the termination of this Agreement.   Executive shall disclose only that portion thereof required to be disclosed and shall take all reasonable efforts to preserve the confidentiality thereof, including, without limitation, supporting Company (at Company’s expense) in intervention in such judicial, administrative or governmental proceeding.  Executive agrees to deliver to Company upon termination or otherwise upon request, all documents, memoranda, notes, plans, records, reports and other documentation, models, components, devices or computer software, whether embodied in a disk or in other form (and all copies of all of the foregoing), that contain Confidential Information and any other Confidential Information that Executive (or any affiliate of Executive) may then possess or have under his control.  Executive recognizes the proprietary interest of Company in the Confidential Information and agrees that a material breach of this Agreement shall occur if Executive or any of his affiliates violate any provision of this Section 6.

F.                                      Inventions.  Executive hereby assigns and agrees to assign all his or her interest in any and all conceptions and ideas for inventions, improvements, discoveries and works, whether or not patentable or copyrightable, which are conceived or made by Executive solely or jointly with another during the period of employment or within one (1) year thereafter and which are related to the business or activities of the Company or which Executive conceives as a result of his or her employment by the Company (collectively, “Proprietary Rights”), to the Company or its nominee.  All copyrightable Propriety Rights shall be considered to be “works made for hire”.  Whenever requested to do so by the Company, Executive shall execute any and all instruments and do such acts that the Company shall request to protect the Company’s interest therein.  These obligations shall continue beyond the termination of employment, and shall be binding upon Executive’s assigns, executors, administrators and other legal representatives.

7.                                      Termination.

A.                                    The Company shall have the right to immediately terminate this Agreement and the Executive’s employment with the Company for cause. For purposes of this Agreement, the term “cause” shall mean:

i.                                          Any material breach of the Executive’s obligations under this Agreement.

ii.                                       Fraud, theft, or gross misconduct on the part of the Executive, including, without limitation, criminal conduct, conduct involving moral turpitude, embezzlement, or misappropriation of assets.

iii.                                    Executive’s exclusion from participation in, or imposition of penalties from, any governmental reimbursement program, including but not limited to Medicare, Medicaid or Tri-Care.

iv.                                   Alcohol or drug abuse that impairs the Executive’s ability to properly perform his duties.

v.                                      Conduct by Executive which has a material adverse effect on the business of the Company or any of its subsidiaries, divisions, parent companies or affiliates, as determined by the Company.

vi.                                   Violation by the Executive of any of the written work rules or written policies of the Company, including the Company’s Corporate Compliance Policy.

B.                                    The Company may also terminate this Agreement without cause by providing the Executive with ninety (90) days prior written notice.

C.                                    Executive may terminate his employment at any time by providing ninety (90) days’ prior written notice of termination of this Agreement to the Company.

D.                                    If the employment of the Executive is terminated for cause, the Company shall have no obligation to make any further payment to the Executive (other than accrued and unpaid base salary and expenses to the date of termination), or continue to provide any benefit (other than benefits which have accrued pursuant to any plan or by law) to the Executive under this Agreement.

E.                                     Upon termination of Executive’s employment by the Company pursuant to paragraph 7.B, Executive shall be entitled to receive (i) all cash compensation earned under this Agreement to the date of termination plus (ii) Base Salary in the amount payable on the date immediately prior to termination for an additional period of eighteen (18) months following the date of termination; and (iii) a pro rata portion of his annual performance bonus under the Incentive Plan, if any, earned up to the date of such termination; provided that, such payment pursuant to this subsection (iii) shall be paid on the same date as the Company pays its other bonuses to employees of equivalent position.

8.                                      Miscellaneous.

A.                                    This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado applicable to agreements made and performed in Colorado, and shall be construed without regard to any presumption or other rule requiring construction against the party causing the Agreement to be drafted.

B.                                    This agreement contains a complete statement of all the arrangements between the Company and the Executive with respect to its subject matter, supersedes all previous agreements, written or oral, among them relating to its subject matter, and cannot be modified, amended, or terminated orally. Amendments may be made to this Agreement at any time if mutually agreed upon in writing.

C.                                    Any amendment, notice, or other communication under this Agreement shall be in writing and shall be considered given when received and shall be delivered personally or mailed by Certified Mail, Return Receipt Requested, to the parties at their respective addresses set forth below (or at such other address as a party may specify by notice to the other):

If to Company:	6200 South Syracuse Way, Suite 200
Greenwood Village, Colorado 80111
Attention: Legal Department

If to Executive:	Executive’s last known address on file with Company

D.                                    The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

E.                                     The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of the remaining terms or provisions of this Agreement which shall remain in full force and effect and any such invalid or unenforceable term or provision shall be given full effect as far as possible. If any term or provision of this Agreement is invalid or unenforceable in one jurisdiction, it shall not affect the validity or enforceability of that term or provision in any other jurisdiction.

F.                                      This Agreement is not assignable by either party except that it shall inure to the benefit of and be binding upon any successor to the Company by merger or consolidation or the acquisition of all or substantially all of the Company’s assets, provided such successor assumes all of the obligations of the Company, and shall inure to the benefit of the heirs and legal representatives of the Executive.

G.                                    The parties acknowledge that none of the benefits granted to either party here under are conditioned on any requirement that either party make referrals to, be in a position to make or influence referrals to, or otherwise generate business for the other.

IN WITNESS WHEREOF, Company and Executive have executed this Agreement, in multiple counterparts, each of which shall be deemed an original, effective the day and year first above written.

Thomas F. Bongiorno

By:	/s/ Thomas F. Bongiorno
Thomas F. Bongiorno

Date of Execution:	10/30/15

ENVISION HEALTHCARE CORPORATION

By:	/s/ William A. Sanger
William A. Sanger, Chief Executive Officer

Date of Execution:	10/30/15